EXHIBIT 99.1


       PEOPLE'S LIBERATION ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

         o Second quarter net sales of $3.3 million, a 5.5% sequential increase

         o        Gross profit of $1.3 million

         o        Appoints Ted Houston as the Company's new President


LOS ANGELES--(BUSINESS WIRE)--August 14, 2006--People's Liberation, Inc. (OTCBB:PPLB), the designer of high-end casual apparel under the brand names People's Liberation(TM) and William Rast(TM), today announced financial results for the second quarter ended June 30, 2006.

Net sales for the second quarter of 2006 were $3.3 million, a 5.5% sequential increase over the $3.1 million reported in the first quarter of 2006.

Net loss for the second quarter of 2006 was approximately $411,000 or $0.01 per basic and diluted share, compared to a net loss of approximately $292,500 or $0.01 per basic and diluted share, in the first quarter of 2006. The Company's increased net loss during the second quarter was primarily due to increased selling, design and production and general administrative expenses incurred to grow the Company's People's Liberation and William Rast brands.

Gross profit in the second quarter of 2006 remained consistent at $1.30 million. As a percentage of net sales, gross margin decreased to 39.1% compared to 41.8% in the first quarter of 2006. This decrease resulted from a seasonal change in our product mix during the second quarter of 2006 as well as increased sales to our distributors at lower margins.

Total operating expenses were $1.7 million in the second quarter, up from $1.6 million in the first quarter of 2006 primarily due to design and development expenses. Operating expenses as a percentage of sales increased to 52.6% as compared to 51.2% in the first quarter of 2006.

"During the quarter we continued to make significant progress in our business," said Mr. Guez, Chief Executive Officer. "Notably, we appointed Ted Houston as our new President. Ted brings over 10 years of industry experience formerly working with premium denim, knit and lifestyle brand companies. In addition, our recent collaboration with Tommy Lee represents a significant opportunity for People's Liberation, which is expected to launch at the end of September and hit stores by October. This collaboration is about exposing our brand to a wider audience. Tommy Lee's image and media exposure are perfectly suited to help us achieve this goal.

Additionally, we are continuing to focus on the growth of People's Liberation and William Rast as core premium lifestyle brands. The addition of Neiman Marcus and Saks Fifth Avenue distribution for William Rast and Peoples Liberation continues to solidify our position as a premium lifestyle brand."

The Company continued to make significant progress in a number of critical areas including;

         o The appointment of Ted Houston as President. Mr. Houston brings over 10 years of industry experience formerly working in management with premium denim, knit and lifestyle brand companies.

         o        The  addition of  renowned  retailers  Neiman  Marcus and Saks
                  Fifth Avenue.

         o Signing a distribution agreement for Mexico with Eduardo Kurian, a leading distributor in the premium denim sector in the Mexican marketplace

         o The creation of a brand extension of People's Liberation with rock icon Tommy Lee. This limited edition clothing - "PL for TL" - will begin shipping in September and will hit stores in October.

         o The signing of a new ERP system to integrate all phases of our business from product development to inventory and financial management.

Business Outlook

The  Company  expects  revenue  for the third  quarter  to be  approximately  $5 million.

The Company is removing its annual guidance for 2006, and no reliance should be placed upon any previously issued guidance.

"People's Liberation has experienced significant growth during 2006" said Danny Guez. "While we are pleased with this growth, our revenues for 2006 are lower than we originally projected earlier in the year. This has caused management to revise its 2006 projections. Until our business matures to a greater degree, and allows us to project with greater certainty what revenues will be for a given period, we will refrain from providing further guidance. Management will be focusing on growing the business and achieving its long-term goals of creating value for its shareholders."


About People's Liberation, Inc.

People's Liberation, Inc. designs, markets and sells high-end casual apparel under the brand names "People's Liberation" and "William Rast." The majority of the merchandise we offer consists of premium denim, knits, wovens, and outerwear for men and women. In the United States, we distribute our merchandise to better department stores and boutiques, such as Nordstrom, Bloomingdales, Neiman Marcus, Atrium, Fred Segal and Intermix. Internationally, in select countries, we sell our products directly and through distributors to better department stores and boutiques, such as Mitsukoshi, TNT, and Sears (Mexico City). We are headquartered in Los Angeles, California.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding estimated revenues for the third quarter of 2006. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for the company's People's Liberation and William


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


Rast products, the introduction of new products, the company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the company's filings with the United States Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

----------
CONTACT:
People's Liberation
Darryn Barber, 213 745-2123
dbarber@peopleslib.com

Integrated Corporate Relations
310-954-1100
Andrew Greenebaum
agreenebaum@icrinc.com
or
Patricia Dolmatsky
pdolmatsky@icrinc.com


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


                            PEOPLE'S LIBERATION, INC.
                          Selected Balance Sheet Items
                             (all numbers in $000's)

                                                                        JUNE 30,
                                                                          2006
                                                                        --------
Cash and cash equivalents ..........................................    $  2,615
Due from factor and accounts receivable ............................    $  2,118
Inventories ........................................................    $  1,967
Total current assets ...............................................    $  6,789
Total assets .......................................................    $  7,465

Accounts payable and accrued expenses ..............................    $  2,047
Total current liabilities ..........................................    $  2,047
Total liabilities ..................................................    $  2,088
Total stockholders' equity .........................................    $  5,377
Total liabilities and equity .......................................    $  7,465


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


                            PEOPLE'S LIBERATION, INC.
                      Consolidated Statements of Operations
              (all numbers in $000's, excluding numbers per share)

                                             Three Months Ended      Six Months Ended
                                                  June 30,               June 30,
                                            --------------------   --------------------
                                              2006        2005       2006        2005
                                            --------    --------   --------    --------
Net sales ...............................   $  3,320    $    959   $  6,466    $  1.210
Cost of goods sold ......................      2,023         625      3,853         792
                                            --------    --------   --------    --------
   Gross profit .........................      1,297         334      2,613         418

Selling expenses ........................        356         150        787         246
Design and production ...................        654          92      1,139         138
General and administrative ..............        736          61      1,430         110
                                            --------    --------   --------    --------
   Total operating expenses .............      1,746         303      3,356         494

(Loss) income from operations ...........       (449)         31       (743)        (76)
Interest (income) expense and other .....        (38)          8        (42)         10
                                            --------    --------   --------    --------
(Loss) income before income taxes .......       (411)         23       (701)        (86)
Provision for income taxes ..............       --          --            2        --
                                            --------    --------   --------    --------
Net (loss) income .......................   $   (411)   $     23   $   (703)   $    (86)
                                            ========    ========   ========    ========

Basic and diluted loss per share (1) ....   $  (0.01)   $   --     $  (0.02)   $   --
                                            ========    ========   ========    ========
Basic and diluted weighted average common
   shares outstanding (1) ...............     34,371        --       33,464        --
                                            ========    ========   ========    ========

(1) Reflects the reverse stock split of 1:9.25 and subsequent issuance of shares to preserve round lot holders as of January 1, 2006, which became effective on January 5, 2006.


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